As filed with the Securities and Exchange Commission on June 26, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WellCare Health Plans, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation	(I.R.S. Employer
organization)	Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of Principal Executive Offices)	(Zip Code)

WELLCARE HEALTH PLANS, INC. 2004 EQUITY INCENTIVE PLAN
(Full title of plan)

Timothy S. Susanin
Senior Vice President and General Counsel
WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance One
Tampa, Florida  33634
(Name and address of agent for service)

(813) 290-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 per share	2,400,000(2)	$17.26(3)	$41,424,000(3)	$2,311.46

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Represents 2,400,000 shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock or units, performance shares or units and other stock-based awards granted or to be granted under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan.

(3)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on June 24, 2009.

Explanatory Note

This Registration Statement on Form S-8 is intended to register an aggregate of 2,400,000 additional shares of common stock, par value $0.01 per share, to be issued by WellCare Health Plans, Inc., a Delaware corporation (the “Company” or “WellCare”), under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “Plan”).  The contents of the following Registration Statements on Form S-8 are incorporated by reference herein: Registration Statement on Form S-8, File No. 333-120257, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2004 (including the post-effective amendment thereto filed with the Commission on November 24, 2004); Registration Statement on Form S-8, File No. 333-131908, as filed with the Commission on February 16, 2006; and Registration Statement on Form S-8, File No. 333-140753, as filed with the Commission on February 16, 2007.

Pursuant to the terms of the Plan, on January 1 of each calendar year, the number of common shares authorized to be issued by the Company under the Plan automatically increases by an amount equal to the lesser of (i) three percent (3%) of the common shares outstanding on that date or (ii) 1,200,000 common shares.  As of January 1, 2008 and 2009, 3% of the common shares outstanding on each of those dates was greater than 1,200,000 common shares. Accordingly, the Company is hereby registering 2,400,000 additional common shares to be issued under the Plan, representing automatic increases of 1,200,000 common shares on each of January 1, 2008 and January 1, 2009.   The Company was unable to file a Registration Statement on Form S-8 with respect to an automatic increase under the Plan for January 1, 2008 because the Company was then untimely with its reporting requirements under the Securities Exchange Act of 1934, as amended.

After giving effect to the increase of 2,400,000 shares hereunder, an aggregate of 9,471,372 common shares will have been registered for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The following documents or designated portions thereof are incorporated by reference in this Registration Statement:

•
The Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed by the Company on March 16, 2009 (the “2008 10-K”), including the amendment to the 2008 10-K filed by the Company on April 30, 2009;

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed by the Company on May 11, 2009;
•
Current Reports on Form 8-K filed by the Company on January 6, 2009, January 12, 2009, January 20, 2009, January 29, 2009, February 4, 2009, February 12, 2009, February 20, 2009, March 9, 2009, March 10, 2009, March 24, 2009, April 7, 2009, April 9, 2009, April 14, 2009, May 1, 2009, May 4, 2009, May 5, 2009, May 14, 2009, May 18, 2009, June 3, 2009 and June 4, 2009; and

•
The description of the Company’s common stock contained in the section entitled “Description of Capital Stock” in the Prospectus contained in the Company’s Registration Statement on Form S-1 (File No. 33-112829) originally filed with the Commission on February 13, 2004.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Item 6.  Indemnification of Directors and Officers.

DCGL

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, associate or agent of WellCare may and, in certain cases, must be indemnified by WellCare against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of WellCare. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to WellCare, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Amended and Restated Certificate of Incorporation

Article 6 of WellCare’s amended and restated certificate of incorporation provides that no director of WellCare shall be liable to WellCare or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Article 7 of WellCare’s amended and restated certificate of incorporation also provides that WellCare shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at WellCare’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Indemnification Agreements

WellCare has entered into indemnification agreements with each director and certain officers of WellCare, including WellCare’s form of indemnification agreement attached as Exhibit 10.24 to WellCare’s amended Registration Statement on Form S-1 filed with the Commission on June 8, 2004 (the “2004 Agreement”) and the Company’s form of indemnification agreement attached as Exhibit 10.1 to WellCare’s Current Report on Form 8-K filed on May 14, 2009 (the “2009 Agreement”, and together with the 2004 Agreement, the “Indemnification Agreements”).  To the extent that an indemnitee has previously executed an indemnification agreement with WellCare that remains in full force and effect, including the 2004 Agreement, the previous indemnification agreement will govern the indemnification rights and obligations of the indemnitee and WellCare with respect to proceedings (as defined in the agreement) that arose or may arise from actual or alleged events, occurrences, acts or omissions occurring prior to the effective date of the 2009 Indemnification Agreement.

Pursuant to the Indemnification Agreements, WellCare generally is required to, among other things, indemnify the indemnittee against losses and expenses incurred in connection with certain proceedings that relate to the indemnitee’s status as an officer or director of WellCare.  Additionally, if an indemnitee is involved in certain proceedings as a result of his or her status as an officer or director of WellCare, WellCare is required to advance the indemnitee’s reasonable expenses incurred in connection with the proceeding.  Pursuant to the Indemnification Agreements, there are certain exceptions to WellCare’s obligations to indemnify the indemnitee and/or advance his or her expenses.  WellCare has also entered into indemnification agreements with Heath Schiesser and Charles Berg, WellCare’s Chief Executive Officer and Executive Chairman, respectively.  The agreements with Messrs. Schiesser and Berg are substantially in the form of the 2009 Indemnification Agreement, subject to certain differences described in WellCare’s Current Report on Form 8-K filed on May 14, 2009.

Insurance Policies

WellCare also maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for WellCare with respect to any payments which it becomes obligated to make to such persons under the foregoing charter and statutory provisions.

Item 8.  Exhibits

       The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 26, 2009.

WellCare Health Plans, Inc.

By:	/s/ Heath Schiesser
Heath Schiesser President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Heath Schiesser and Thomas L. Tran, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of June 26, 2009 in the capacities indicated.

Signature	Title

/s/ Heath Schiesser	President, Chief Executive Officer and Director
Heath Schiesser	(Principal Executive Officer)

/s/ Thomas L. Tran	Senior Vice President, Chief Financial Officer
Thomas L. Tran	(Principal Financial Officer)

/s/ William S. White	Chief Accounting Officer
William S. White	(Principal Accounting Officer)

/s/ Charles G. Berg	Director
Charles G. Berg

/s/ D. Robert Graham	Director
D. Robert Graham

/s/ Regina E. Herzlinger	Director
Regina E. Herzlinger

/s/ Kevin F. Hickey	Director
Kevin F. Hickey

/s/ Alif A. Hourani	Director
Alif A. Hourani

Director
Ruben Jose King-Shaw, Jr.

/s/ Christian P. Michalik	Director
Christian P. Michalik

/s/ Neal Moszkowski	Director
Neal Moszkowski

/s/ David Gallitano	Director
David Gallitano

EXHIBIT INDEX

		INCORPORATED BY REFERENCE
Exhibit Number	Description	Form	Filing Date with SEC	Exhibit Number
4.1	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant	8-K	January 31, 2008	3.2
5.1	Opinion of Hogan & Hartson LLP regarding legality (filed herewith)
10.1	Form of Restricted Stock Agreement for WellCare Associates	8-K	June 3, 2009	10.1
10.2	Form of Restricted Stock Agreement for WellCare Board members	8-K	June 3, 2009	10.2
10.3	Form of Restricted Stock Unit Agreement for WellCare Associates	8-K	June 3, 2009	10.3
10.4	Form of Stock Option Agreement for WellCare Associates	8-K	June 3, 2009	10.4
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)